MERGER AGREEMENT
between
Community Banc-Corp. of Sheboygan, Inc.
and
Heartland Financial USA, Inc.
dated
October 22, 2014

4.17	No Brokers or Finders	30
4.18	Employees	31
4.19	Employee Benefit Plans	33
4.20	Insurance	36
4.21	Affiliate Transactions	36
4.22	Compliance with Laws; Permits	36
4.23	Administration of Fiduciary Accounts	37
4.24	Disclosure	37
4.25	Regulatory Approvals	37
4.26	Interest Rate Risk Management Instruments	37
4.27	Disclosures in Schedules	38

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		38

5.1	Conduct of Business	38
5.2	Access to Information; Confidentiality	40
5.3	Notice of Developments	41
5.4	Certain Loans and Related Matters	41
5.5	Monthly Financial Statements and Pay Listings	41
5.6	Consents and Authorizations	42
5.7	Filing of Tax Returns and Adjustments	42
5.8	No Solicitation	42

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		44

6.1	The Bank Merger	44
6.2	Filings and Regulatory Approvals	44
6.3	Expenses	44
6.4	Title Insurance and Surveys.	44
6.5	Shareholder Approval; Registration Statement	45
6.6	Establishment of Accruals	47
6.7	Employee Matters	47
6.8	Tax Treatment	49
6.9	Updated Schedules	49

ARTICLE 7 CONDITIONS		49

7.1	Conditions to Obligations of Each Party	49
7.2	Additional Conditions to Obligation of CBCS	50
7.3	Additional Conditions to Obligation of Heartland	51

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		52

8.1	Reasons for Termination	52
8.2	Effect of Termination	54
8.3	Expenses	54

8.4	CBCS Termination Payments	55
8.5	Amendment	55
8.6	Waiver	55

ARTICLE 9 GENERAL PROVISIONS		55

9.1	Press Releases and Announcements	55
9.2	Notices	55
9.3	Assignment	56
9.4	No Third Party Beneficiaries	57
9.5	Schedules	57
9.6	Interpretation	57
9.7	Severability	57
9.8	Complete Agreement	57
9.9	Governing Law	57
9.10	Specific Performance	57
9.11	Waiver of Jury Trial	58
9.12	Investigation of Representations, Warranties and Covenants	58
9.13	No Survival of Representations	58

MERGER AGREEMENT
This MERGER AGREEMENT (the “Agreement”), dated October 22, 2014, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Community Banc-Corp. of Sheboygan, Inc., a Wisconsin corporation (“CBCS”).
WHEREAS, the respective Boards of Directors of Heartland and CBCS have determined that it is advisable and in the best interests of Heartland and CBCS and their respective shareholders to consummate the merger of CBCS with and into Heartland as described in article 2 of this Agreement (the “Merger”);
WHEREAS, as a result of the Merger, all of the common stock, no par value, of CBCS (the “CBCS Common Stock”), and Series C Perpetual, Convertible Preferred Stock, no par value, of CBCS (the “CBSC Convertible Preferred Stock”), will be converted into shares of the common stock, $1.00 par value, of Heartland (“Heartland Common Stock”) on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, CBCS owns all of the issued and outstanding capital stock of Community Bank & Trust, a Wisconsin state bank (“CBT”), and Heartland owns all of the issued and outstanding capital stock of Wisconsin Bank and Trust, a Wisconsin state bank (“WBT”), and Heartland and CBCS desire that CBT be merged with and into WBT simultaneous with, or immediately after, the Merger (the “Bank Merger”); and
WHEREAS, Heartland and CBCS desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which CBCS, CBT or any other Subsidiary is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the CBCS, CBT or any other Subsidiary or (iii) in which CBCS, CBT or any other Subsidiary issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of the CBCS, CBT or any other Subsidiary; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of CBCS, CBT or any other Subsidiary.
“Adjusted Tangible Assets” means, as of the Determination Date, the Tangible Assets of CBCS, less the sum of (A) any Transaction Costs, and (B) any Severance Costs.
“Adjusted Tangible Shareholders’ Equity” means the sum of (a) the excess of the Adjusted Tangible Assets of CBCS over the liabilities (calculated in accordance with GAAP) of CBCS as of the Determination Date, without giving effect to any Heartland Accruals, and (b) $17,500 multiplied by the number of days from the Determination Date through the Closing Date.
“Aggregate Merger Consideration” means the Adjusted Tangible Shareholders’ Equity of CBCS as of the close of business on the Determination Date multiplied by 1.55.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Average Closing Price” means (a) the sum, for each of the twenty (20) trading days ending five calendar days prior to the Closing Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume of Heartland Common Stock reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Wisconsin Law.
“CBCS Common Stock” has the meaning set forth in the recitals.
“CBCS Convertible Preferred Stock” has the meaning set forth in the recitals.
“Cash Merger Consideration” means the Aggregate Merger Consideration less the Stock Merger Consideration.
“Charter” means (x) with respect to any corporation or banking association, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (y) with respect to any partnership, those agreements and instruments that at that time constitute the partnership agreement as filed or recorded under the partnership or other applicable law of the jurisdiction of organization, or executed by the partners of such partnership, including any amendments thereto.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock Equivalent Shares Outstanding” means, immediately before the Effective Time, (a) the number of shares of CBCS Common Stock issued and outstanding, plus (b) 4166 2/3 multiplied by the number of shares of CBCS Convertible Preferred Stock Outstanding .
“Common Share Cash Consideration Per Share” means (a) the Cash Merger Consideration, divided by (b) the Common Stock Equivalent Shares Outstanding.
“Common Share Stock Consideration Per Share” means a number of shares of Heartland’s common stock equal to (a) the Stock Merger Consideration divided by (b) the product of (i) the Common Stock Equivalent Shares Outstanding and (ii) the Average Closing Price.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“Determination Date” shall mean the last day of the month preceding the Effective Time.
“Disclosure Schedule” means the schedules delivered by CBCS to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Knowledge,” “Knowledge of CBCS”, “Knowledge of Heartland” or other similar phrase means the actual knowledge of a director or executive officer of CBCS or Heartland, as the case may be, and the knowledge that a person performing fully the duties normally assigned to a person in such capacity would have acquired.
“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, condition (financial or otherwise) or results of operations of CBCS and its Subsidiaries, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be, or (ii) the consummation of the transactions contemplated hereby, provided, however, that none of the following changes that arise at or after execution of this Agreement shall be taken into account in determining whether there has been, or will be a Material Adverse Effect: (a) changes that generally affect the banking business in the United States as a whole; (b) changes in the economy or financial or securities markets in the United States in general, (c) changes that are the direct result of acts of war, terrorism or natural disasters in the United States; (d) changes in GAAP; (e) changes in Law or regulation; (f) changes caused by the announcement of this Agreement, actions or omissions required by this Agreement, or by actions taken or omitted to be taken at the written request or written consent of the other party to this Agreement; or (g) failure by CBCS to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period (provided that this exception (g) shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect); provided, however, that the foregoing clauses (a) through (e) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects CBCS and its Subsidiaries, or Heartland and its Subsidiaries, as the case may be, in each case taken as a whole, compared to other Persons that operate in the banking industry.
“Ordinary Course of Business” means the ordinary course of business of CBCS, CBT and the other Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency).
“Outstanding CBCS Shares” shall mean the number of shares of CBCS Common Stock issued and outstanding immediately prior to the Effective Time.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to CBCS, CBT or any other Subsidiary, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by CBCS, CBT or any entity under common control with CBCS within the meaning of Section 414(b), (c), (m), (o), or (t) of the Code (a “Commonly Controlled Entity”), (x) that CBCS, CBT or any other Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (y) for which CBCS, CBT or any other Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with CBCS, its Subsidiaries or CBCS’s stockholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by CBCS, CBT or any other Commonly Controlled Entity for the benefit of its employees or former employees) or (z) for or with respect to which CBCS, CBT or any other Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither CBCS, CBT nor any other Commonly Controlled Entity has any present or potential liability.
“Preferred Share Cash Consideration Per Share” means (a) the Cash Merger Consideration multiplied by 4166 2/3, and divided by (b) the Common Equivalent Shares Outstanding.
Preferred Share Stock Consideration Per Share” means a number of shares of Heartland Common Stock equal to (a) the Stock Merger Consideration multiplied by 4166 2/3, and divided by (b) the product of (i) the Common Equivalent Shares Outstanding and (ii) the Average Closing Price.
“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.
“Severance Costs” means, except to the extent (a) paid before the Determination Date or (b) reflected in an accrual taken before the Determination Date and therefore reflected in the Determination Balance Sheet, any and all amounts paid or payable by agreement to any employee of CBCS, CBT or any Subsidiary, as determined on an after-tax basis, that is contingent upon a change in the ownership of CBCS or a sale of a substantial portion of the assets of CBCS, regardless of whether such payment is due or made before, at or after the Effective Time, including, without limitation, all such payments that could become due after a change in ownership upon voluntary termination of employment of an executive under the Supplemental Executive Retirement Plan agreements of CBCS, CBT or any other Subsidiary. For the avoidance of doubt, Heartland and CBCS agree that the amount of the aggregate accrual as of September 30, 2014 for amounts payable under certain agreements (the “Designated Agreements”) with six current and past executives of CBCS (the “Designated Executives”) are set forth on the attached Confidential Schedule 1, and to the extent the obligation to make payments under the Designated Agreements are not extinguished prior to preparation of, or the amount set forth in Confidential Schedule 1 is not accrued for in the Determination Balance Sheet, such amount shall be a “Severance Cost,” deductible from Adjusted Tangible Assets and the only such Severance Cost so deductible with respect to the Designated Agreements.
“Stock Merger Consideration” means 100% of the Aggregate Merger Consideration; provided, however, that if the Average Closing Price is $22.00 or less, the percentage of the Aggregate Merger Consideration that constitutes the Stock Merger Consideration may be adjusted downward by Heartland to a percentage of not less than 75%.
“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person. When used without reference to CBCS, Subsidiary means both a Direct Subsidiary (as defined in Section 4.1(a), including CBT) and a Bank Subsidiary (as defined in Section 4.1(b)).
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of CBCS determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, the likelihood of consummation of any such proposal and any other relevant factors permitted under applicable law, after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Heartland.
“Tangible Assets” shall mean the assets of CBCS calculated (except as provided in Section 6.4) in accordance with Generally Accepted Accounting Principles consistently applied (“GAAP”), less any assets that are considered intangible assets under GAAP, provided that (i) mortgage and SBA servicing assets, regardless of their treatment under GAAP, shall not be considered intangible assets and shall not be deducted from Tangible Assets, and (ii) the bank-owned life insurance held by CBCS shall be valued at book value plus $1,422,000.
“Tax Affiliate” means each of CBCS, CBT and the other Subsidiaries and any other Person that is or was a member of an affiliated, combined or unitary group of which CBCS, CBT or any other Subsidiary is or was a member.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon CBCS or any Tax Affiliate.
“Transaction Costs” shall mean, except to the extent paid or reflected in an accrual taken before the Determination Date and therefore reflected in the Determination Balance Sheet, any and all amounts incurred by CBCS, CBT or any other Subsidiary, whether or not paid by CBCS and whether incurred before or after the date of this Agreement, as determined on an after tax basis, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including CBCS’s legal and accounting fees (including those associated with the preparation of the balance sheet referred to in Section 2.3(a)), brokerage commissions, finder’s fees or similar fees or commissions (including any fees payable pursuant to any agreement described in Section 4.17), but excluding any costs incurred pursuant to Section 6.4(d).
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
1933 Act	3.2
Annual Financial Statements	4.4(a)
Board Recommendation	6.5(a)
Blue Sky Laws	3.2
Bank Holding Company Act	3.1
Change of Board Recommendation	6.5(a)
Closing	2.8
Closing Date	2.8
Converted Common Shares	2.3(b)

Converted Preferred Shares	2.3(b)
Converted Shares	2.3(b)
DGCL	2.1
Determination Balance Sheet	2.3(a)
Determination Date	2.3(a)
Dissenting Shares	2.7(b)
Dissenting Stockholders	2.7(a)
Effective Date	2.2(d)
Effective Time	2.2(d)
Exchange Act	3.2
FDIA	4.1(b)
FDIC	2.1
FRB	2.1
Heartland Notice	6.4(c)
Independent Auditor	2.3(a)
Nasdaq	3.2
Regulatory Approvals	3.2
Required Consents	5.6
SEC	3.5(a)
Surviving Corporation	2.1
Shareholder Meeting	6.5(a)
Title Objection	6.4(c)
WBCL	2.1
WDFI	2.1

ARTICLE 2
MERGER

2.1    The Merger. Subject to the satisfaction or waiver of the conditions set forth in article 7, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary regulatory approvals of the Federal Deposit Insurance Corporation (the “FDIC”), the Department of Financial Institutions of the State of Wisconsin (the “WDFI”), and appropriate notification to Board of Governors of the Federal Reserve System (“FRB”), CBCS shall be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”), and Section 180.1101 of the Wisconsin Business Corporation Law (the “WBCL”).

2.2     Effect of Merger.

(a)    At the Effective Time, CBCS shall be merged with and into Heartland, and the separate existence of CBCS shall cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, shall be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable law. The directors and officers of Heartland immediately prior to the Effective

Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and shall qualify.

(b)    At the Effective Time and thereafter, the Surviving Corporation shall be responsible and liable for all the liabilities, debts, obligations and penalties of each of Heartland and CBCS.

(c)    At the Effective Time and thereafter, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and CBCS; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and CBCS, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or CBCS, shall not revert or be in any way impaired by reason of the Merger.

(d)    To effect the Merger, the parties hereto will cause an appropriate certificate of merger and articles of merger relating to the Merger to be filed with the Secretary of State of Delaware and the WDFI. The Merger shall become effective upon the filing of such certificate of merger and articles of merger. As used herein, the term “Effective Date” shall mean the date on which the Merger shall become effective as provided in the preceding sentence and the term “Effective Time” shall mean the time on the Effective Date when the Merger shall become effective. The Effective Date and the Effective Time shall take place on the Closing Date (as defined below).

2.3    Conversion of CBCS Capital Stock.

(a)    As soon as practicable, and in any event at least five (5) Business Days prior to the Effective Time, CBCS shall prepare and deliver to Heartland (i) a balance sheet, prepared in accordance with GAAP consistently applied with CBCS’s historical accounting practices (the “Determination Balance Sheet”), showing its consolidated financial position as at the Determination Date, and containing adequate detail to compute the Adjusted Tangible Shareholder’s Equity. Without limiting the generality of the foregoing, CBCS shall accompany the Balance Sheet with (i) a schedule of all Transaction Costs, including Transaction Costs to be incurred after the date of the delivery of the same based upon inquiry of vendors with respect thereto, and (ii) a calculation of Severance Costs, assuming completion of the Merger. CBCS shall give the representatives of Heartland access to CBCS and its records to permit Heartland to review CBCS’s calculations. Without limiting the generality of the foregoing, CBCS shall continue to make provision for loan losses and other reserves on the balance sheets of CBT in a manner consistent with past practices, and CBCS shall not alter or vary its practices and policies relating to classified loans and loan write-offs in preparing the Balance Sheet.

If CBCS and Heartland agree to such calculations and to Adjusted Tangible Shareholder’s Equity, the Determination Balance Sheet and such amounts shall be final and conclusive. If Heartland and CBCS disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, the Effective Time shall be postponed and the items in dispute shall be submitted to a mutually acceptable independent national accounting firm in the United States (the “Independent Auditors”) for final determination, and the calculations shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within five (5) Business Days (or such longer period as Heartland and CBCS may agree) to resolve all items in dispute. CBCS and Heartland shall share equally the payment of reasonable fees and expenses of the Independent Auditors.
(b)    To effectuate the Merger, at the Effective Time, and without any further action of Heartland, CBCS or any holder of CBCS Capital Stock,

(i)    each issued and outstanding share of CBCS Common Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares)(the “Converted Common Shares”) shall be canceled and extinguished and be converted into and become a right to receive the Common Share Stock Consideration Per Share plus the Common Share Cash Consideration Per Share; and

(ii)    each issued and outstanding share of CBCS Convertible Preferred Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) (the “Converted Preferred Shares” and together with “Converted Common Shares,” the “Converted Shares”) shall be canceled and extinguished and be converted into and become a right to receive the Preferred Share Stock Consideration Per Share plus the Preferred Share Cash Consideration Per Share.

No fractional shares of Heartland Common Stock shall be issued for Converted Shares, and in lieu of any fractional share, Heartland shall pay to each holder of Converted Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock, an amount of cash (without interest) equal to the product of (a) the Average Closing Price multiplied by (b) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)     Each share of CBCS Capital Stock held as treasury stock of CBCS or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

2.4    Additional Heartland Common Stock; Adjustments. If, between the date hereof and the Effective Time, shares of Heartland Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Heartland Common Stock issued to holders of Converted Shares at the Effective Time pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of Heartland Common Stock (or such class of shares into which shares of Heartland Common Stock have been changed) that will be issued in exchange for the Converted Shares will equal the number of such shares that the holders of Converted Shares would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefor been immediately following the Effective Time.

2.5    Rights of Holders of CBCS Common Stock; Capital Stock of Heartland.

(a)     At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the Converted Shares shall be deemed for all purposes to evidence the right to receive the Merger Consideration, and the record holder of such outstanding stock certificate shall, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of CBCS Common Stock shall have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by CBCS containing the names and addresses of the holders of record of CBCS Common Stock at the Effective Time.

(b)    At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time shall remain an issued and existing share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

2.6    Payment/Exchange of Certificates.

(a)     Payment of Merger Consideration; Exchange of Certificates. Within ten (10) Business Days after the Closing, Heartland will cause to be distributed to each holder of CBCS Common Stock and CBCS Convertible Preferred Stock, letters of transmittal or other appropriate materials to facilitate the surrender of certificates representing such stock for the Merger Consideration. Within ten (10) Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a Converted Share, Heartland or such paying agent shall distribute to the person in whose name such certificate is registered, a certificate or certificates representing the Stock Merger Consideration, cash in the amount of any Fractional Share Amount and cash representing the Cash Merger Consideration.

(b)    Failure to Surrender Certificates. If outstanding certificates formerly representing Converted Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Heartland (and to the extent not in Heartland’s possession shall be paid over to Heartland), free and clear of any and all claims or interest of any person. Notwithstanding the foregoing, neither Heartland nor any other person shall be liable to any former holder of CBCS Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws.

(c)    Lost Certificates. In the event that any certificate representing CBCS Common Stock shall have been lost, stolen or destroyed, Heartland shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to Heartland’s transfer agent, the Merger Consideration; provided, however, that Heartland’s transfer agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, CBCS or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)    Dividends. Until outstanding certificates formerly representing Converted Shares are surrendered as provided in Section 2.6(a) and (c), no dividend or distribution payable to holders of record of Heartland Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)    Full Satisfaction. All Merger Consideration issued and paid upon the surrender for exchange of Converted Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Converted Shares.

2.7    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of CBCS Common Stock held by a holder (a “Dissenting Shareholder”) who has demanded and perfected his demand for appraisal of his Shares in accordance with Subchapter XIII of the WBCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal shall not represent a right to receive Merger Consideration pursuant to Section 2.3 above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the WBCL. Heartland shall make any and all payments to holders of shares of CBCS Common Stock with respect to such demands.

(b)    Notwithstanding the provisions of Section 2.7(a) above, if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder’s shares of CBCS Common Stock (“Dissenting Shares”) under the WBCL shall effectively withdraw or lose (through failure to perfect or otherwise) such Shareholder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.3 above upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)    CBCS shall give Heartland prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by CBCS under Chapter XIII of the WBCL and Heartland shall have the right, at its expense, to participate in all negotiations and proceedings with respect to such demands. CBCS shall not, except with the prior written consent of Heartland (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

2.8    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland or at a location otherwise agreed upon by CBCS and Heartland. The Closing will take place as soon as practicable once the conditions in Article 6 have been satisfied but in any event (x) within ten (10) Business Days after the date on which all such conditions have been satisfied, or (y) on an earlier date after such conditions have been satisfied that is within thirty (30) days after CBCS has paid and extinguished obligations under the Designated Agreements if it has made such payments, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)    Subject to the conditions set forth in this Agreement, on the Closing Date, CBCS will deliver to Heartland:

(i)     the certificate of CBCS, dated the Closing Date, required by
Section 7.3(c);

(ii)    the certificate of CBCS, dated the Closing Date, required by
Section 7.3(d):

(iii)    a certificate of CBCS dated the Closing Date (A) stating the number of shares of CBCS Common Stock and CBCS Convertible Preferred Stock outstanding immediately prior to the Closing, and (B) stating that there are no other shares of CBCS capital stock or options, warrants, rights to acquire, or securities convertible into CBCS capital stock, outstanding as of the Closing Date, and the number of shares of CBCS Common Stock for which dissenters’ rights are applicable.

(iv)    a copy of the text of the resolutions adopted by the board of directors of CBCS authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of CBCS;

(v)    a copy of the text of the resolutions adopted by the shareholders of CBCS approving the Merger, certified by an appropriate officer of CBCS;

(vi)    duly executed copies of all Required Consents;

(vii)    a copy of the text of the resolutions adopted by the board of directors of CBT, and by CBCS as the sole shareholder of CBT, authorizing the Bank Merger;

(viii)    certificates representing all outstanding shares of CBT capital stock, which shall be free of any Encumbrance;

(ix)    the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of CBCS, CBT and any Subsidiary;

(x)    resignations in writing (effective as of the Closing Date) from the directors of CBT and any other Subsidiaries, as Heartland may have requested prior to the Closing Date;

(xi)    evidence of title insurance commitments, policies, riders and surveys in accordance with Section 6.4;

(xii)    releases of all Encumbrances on the Operating Real Property, other than Permitted Encumbrances;

(xiii)    certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of CBCS executed by the appropriate officials of the State of Wisconsin and each jurisdiction in which CBCS is licensed or qualified to do business as a foreign corporation and payment of all applicable state Taxes by CBCS; and

(xiv)    such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of CBCS’s representations and warranties, (2) evidencing the performance and compliance by CBCS with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3(c) or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)    Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to CBCS:

(i)    the certificate of Heartland, dated the Closing Date, required by
Section 7.2(c);

(ii)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(d);

(iii)    such other certificates, documents and instruments that CBCS reasonably requests for the purpose of (1) evidencing the accuracy of Heartland’s representations and warranties, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.9    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code and this

Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to CBCS as follows:

3.1    Organization and Qualification. Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a Material Adverse Effect on Heartland.

3.2    Authority Relative to this Agreement; Non-Contravention. Heartland has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Heartland and the consummation by Heartland of the transactions contemplated hereby have been duly authorized by the Board of Directors of Heartland, and no other corporate proceedings on the part of Heartland are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Heartland, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals from the FRB for the Merger required under Bank Holding Company Act and any approvals from WDFI for the Merger required under Section 221.0901 of the Wisconsin Banking Law (the “WBL”); approvals from the Federal Deposit Insurance Corporation (“FDIC”) for the Bank Merger required under Bank Merger Act and from the WDFI for the Bank Merger required under the WBL (such approvals under Bank Holding Company Act, the WBL and Bank Merger Act being hereafter collectively referred to as the “Regulatory Approvals”); approvals to issue the Parent Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”), under state securities or blue sky laws, and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the Nasdaq Stock Market, Inc. (the “NASDAQ”); filings with respect to the

Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); and the filing with respect to the Merger of a certificate of merger with the Secretary of State of Delaware and the articles of merger with the WDFI, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Heartland or the consummation of the transactions contemplated hereby.

3.3    Validity of Heartland Common Stock. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued (a) duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance and (b) authorized for listing on The NASDAQ Global Select Market or other national securities exchange upon official notice of issuance.

3.4    Capital Stock. The authorized capital stock of Heartland consists of 25,000,000 shares of Heartland Common Stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock, 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock, and 81,698 shares have been designated Series C Fixed Rate Cumulative Perpetual Preferred Stock. As of September 30, 2014, (a) 18,455,550 shares of Heartland Common Stock were issued and outstanding (including no shares of Heartland Common Stock held in treasury), and 368,026 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s employee stock option, incentive, and employee stock purchase plans; (b) no shares of Series A Junior Participating Preferred Stock were issued and outstanding; (c) no shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock were issued and outstanding and (d) 81,698 shares of Series C Fixed Rate Cumulative Perpetual Preferred Stock were issued and outstanding.

3.5    Exchange Act Reports.

(a)    Prior to the execution of this Agreement, Heartland has made available to CBCS complete and accurate copies of (i) Heartland’s Annual Reports on Form 10-K for the years ended December 31, 2011, 2012 and 2013, as amended (the “Heartland 10-K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2011, and (iii) Heartland’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (the “Heartland 10-Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 2011, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)    Heartland financial statements (including any footnotes thereto) contained in Heartland 10-K Reports and Heartland 10-Q Report were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Heartland and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

3.6    No Material Adverse Changes. Since June 30, 2014, and except as otherwise disclosed in reports filed with the SEC, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its subsidiaries, taken as a whole, that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect.

3.7    Reports and Filings. Since January 1, 2011, each of Heartland and its subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other regulatory authority having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

3.8    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact that would likely result in the Regulatory Approvals not being obtained.

3.9    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

CBCS hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1    Organization and Qualification

(a)    CBCS is a bank holding company registered under Bank Holding Company Act. CBCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and has the requisite corporate power to carry on its business as now conducted. Except for CBT and Sheboygan Statutory Trust I (the “Direct Subsidiary”), CBCS has no direct Subsidiary. Each Direct Subsidiary is a corporation, or statutory trust duly organized and validly existing under the laws of its jurisdiction of formation and in good standing under all laws, rules, and regulations of any other jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each Direct Subsidiary has all requisite power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by such Direct

Subsidiary. CBCS is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of CBT and each Direct Subsidiary, free and clear of any Encumbrance (other than transfer restrictions imposed by applicable federal and state securities laws). The copies of the Charter and Bylaws, if applicable, of each of CBCS and each Direct Subsidiary which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof.

(b)    CBT is a Wisconsin state banking association duly organized, validly existing and in good standing under the laws of the state of Wisconsin. CBT has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. CBT is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Except for those Subsidiaries set forth on Schedule 4.1(b) (the “Bank Subsidiaries”), CBT does not own or control any Affiliate or Subsidiary. The nature of the business of CBT does not require it to be qualified to do business in any jurisdiction other than the State of Wisconsin. Except for the specific ownership interests in the Bank Subsidiaries set forth on Schedule 4.1(b), CBT has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. Each Bank Subsidiary is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of formation and in good standing under all laws, rules, and regulations of any other jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each Bank Subsidiary has all requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. CBT is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of each Bank Subsidiary, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind (other than transfer restrictions imposed by applicable federal and state securities laws).

4.2    Authority Relative to this Agreement; Non-Contravention. CBCS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CBCS and the consummation by CBCS of the transactions contemplated hereby have been duly authorized by the Board of Directors of CBCS and, other than the approval of the Merger by holders of a majority of the CBCS Common Stock (the “Required CBCS Shareholder Vote”), no other corporate proceedings on the part of CBCS are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by CBCS and constitutes a valid and binding obligation of CBCS, enforceable in accordance with its terms, subject to the Remedies Exception. Except as disclosed on Schedule 4.2(a), neither CBCS nor any Subsidiary is subject to, or obligated under, any provision of (i) its Charter or Bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect. Other than the Regulatory Approvals and the filing of a certificate of merger with the Secretary of State of Delaware and the articles of merger with the WDFI, no Governmental Authorization is necessary on the part of CBCS or any Subsidiary for the consummation by CBCS of the transactions contemplated by this Agreement, except for such Governmental Authorizations as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

4.3    Capitalization. The authorized, issued and outstanding capital stock of CBCS consists of (a) 3,000,000 shares of CBSC Common Stock, of which 1,926,607 shares are issued and outstanding, and (b) 100,000 shares of Nonvoting Preferred Stock, no par value, issuable in series, of which (i) 16,456 shares have been designated Series A Cumulative, Nonvoting Preferred Stock, of which no shares are issued or outstanding, (ii) 500 shares have been designated Series B Cumulative, Nonvoting Preferred Stock, of which no shares are issued or outstanding, and (iii) 200 shares have been designated Series C Perpetual, Convertible Preferred Stock, of which 98 shares are issued and outstanding. Except as set forth on Schedule 4.3, all of the issued and outstanding shares of capital stock of CBT and each of the other Subsidiaries are owned by CBCS, free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than encumbrances arising as a result of requisite regulatory approvals for transfer. The issued and outstanding shares of capital stock of each of CBCS and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating CBCS or any Subsidiary to issue, sell, purchase or redeem any shares of their capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of their capital stock or of any of their subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of CBCS or any Subsidiary, or the earnings or other attributes of CBCS or any Subsidiary.

4.4    Financial Statements.

(a)    CBCS has furnished Heartland with copies of its audited consolidated balance sheets as of December 31, 2011, 2012 and 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “CBCS Annual Financial Statements”). CBCS has furnished Heartland with copies of its unaudited consolidated balance sheets as of June 30, 2014 and 2013, and the related statements of operations for the six-month periods then ended. The consolidated balance sheet of CBCS and Subsidiaries as of June 30, 2014 is herein referred to as the “Latest CBCS Balance Sheet,” and the related statements of operations are herein referred to as the “Related CBCS Statements.” The Annual CBCS Financial Statements, the Latest CBCS Balance Sheet and the Related CBCS Statements are collectively referred to as the “CBCS Financial Statements.” The CBCS Financial Statements are based upon the books and records of CBCS and the Subsidiaries, and have been prepared in accordance with GAAP (except as disclosed on Schedule 4.4(a)) applied on a consistent basis during the periods involved. The CBCS Financial Statements fairly present the consolidated financial position of CBCS and Subsidiaries as of the dates thereof and the consolidated results of operations and, as applicable, changes in shareholders’ equity and cash flows for the periods then ended.

(b)    CBCS has furnished Heartland with copies of the audited balance sheets of CBT as of December 31, 2011, 2012 and 2013 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (together with any notes thereto, the “CBT Annual Financial Statements”). CBCS has furnished Heartland with copies of the balance sheets of CBT as of June 30, 2014 and 2013 and the related statement of operations for the six-month periods then ended. The balance sheet of CBT as of June 30, 2014 is herein referred to as the “Latest CBT Balance Sheet,” and the related statement of income for the six-month period then ended is herein referred to as the “Related CBT Statements.” The Annual CBT Financial Statements, the Latest CBT Balance Sheet and the Related CBCS Statements are collectively referred to as the “CBT Financial Statements.” The CBT Financial Statements are based upon the books and records of CBT and have been prepared in accordance with GAAP (except as disclosed on Schedule 4.4(b)) applied on a consistent basis during the periods involved. The CBT Financial Statements fairly present the financial position of CBT as of the dates thereof and the results of operations and, as applicable, changes in shareholder’s equity and cash flows for the periods then ended.

(c)    The Latest CBCS Balance Sheet and the Latest CBT Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related CBCS Statements and the Related CBT Statements are collectively referred to as the “Related Statements.”

4.5    Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheets, neither CBCS, CBT nor any other Subsidiary has any Liability, except (a) Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business, (b) Liabilities not required to be reflected in a balance sheet prepared in accordance with GAAP or disclosed in the footnotes thereto; or (c) obligations under Contracts listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule; provided that in the case of all of the exceptions set forth in clauses (a), (b) and (c), (i) none of such Liabilities is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law, and (ii) none of such Liabilities, individually or in the aggregate, would have a Material Adverse Effect. As of the date of this Agreement, and except as set forth in Schedule 4.5, there are no agreements or commitments binding upon CBCS or any Subsidiary, including CBT, to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more, except as set forth on Schedule 4.5.

4.6    Loans

(a)    The documentation relating to each loan made by CBT and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).
(b)    Except as shown on the books and records of CBCS as provided to Heartland on or prior to the date hereof, there are no loans, leases, other extensions of credit or commitments to extend credit of CBCS, CBT or any other Subsidiary that have been or, to the Knowledge of CBCS, should have been classified by CBCS, CBT or any other Subsidiary as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. CBCS and CBT have disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of CBT on the internal watch list of CBT, a copy of which as of September 30, 2014, has been provided to Heartland. In response to a request for information by Heartland, CBCS has provided to Heartland other written information concerning the loan portfolios of CBT that is true, correct and complete in all material respects, and no material information with respect to the loan portfolios of CBT has been withheld from Heartland.
4.7    Reports and Filings. Since January 1, 2011, each of CBCS and the Subsidiaries, including CBT, has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Authority having jurisdiction over it, including the FRB, the FDIC and the WDFI (together with all exhibits thereto, the “CBCS Regulatory Reports”). CBCS has provided or made available to Heartland copies of all of CBCS Regulatory Reports. As of their respective dates or as subsequently amended prior to the date hereof, each of CBCS Regulatory Reports was true and correct and complied in all material respects with applicable laws, rules and regulations.
4.8    Subsidiaries. Except for the stock of CBT owned by CBCS and except as otherwise disclosed on Schedule 4.8, neither CBCS nor CBT owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by CBT in the ordinary course of its business. Except as otherwise disclosed on Schedule 4.8, all of the Subsidiaries set forth in Schedule 4.8 have ceased conducting business, are inactive and are not subject to any Liability.

4.9    Books and Records. The books of account of CBCS and the Subsidiaries, including CBT, are complete and correct and have been maintained in accordance with sound business practices. To the Knowledge of CBCS, each transaction is properly and accurately recorded on the books and records of CBCS or CBT, and each document upon which entries in CBCS or CBT’s books and records are based is complete and accurate in all respects. CBCS, CBT and each other Subsidiary, maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The minute books and stock or equity records of each of CBCS and the Subsidiaries, including CBT, all of which have been made available to Heartland, are complete and correct. The minute books of each of CBCS and the

Subsidiaries, including CBT, contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of each of CBCS and the Subsidiaries, including CBT, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of CBCS.

4.10    No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of CBCS or CBT that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect.

4.11    Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets, the Related Statements or on Schedule 4.11, since June 30, 2014, neither CBCS, CBT nor any other Subsidiary has:

(a)    issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations and investment securities in the ordinary course of business;

(b)    redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock or other securities;

(c)    split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock of CBCS or CBT or other securities;

(d)    incurred any Liability (other than Liabilities not required to be reflected in a balance sheet prepared in accordance with GAAP or the disclosed in the footnotes thereto), whether due or to become due, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

(e)    discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and consistent safe and sound banking practices;

(f)    mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, (ii) for pledges of assets to secure public funds deposits, and (iii) for those assets and properties disposed of for fair value in the Ordinary Course of Business since June 30, 2014;

(g)    sold, transferred or otherwise disposed of any of its assets or canceled any material debts or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(h)    suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect;

(i)    made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business and consistent with past practice as such past practice has been disclosed to Heartland;

(j)    made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by law;

(k)    made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(l)    acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to CBCS;

(m)    taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)    made any change in its accounting methods or practices, other than changes required by law or regulation made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as CBT, as the case may be; or

(o)    agreed to do any of the foregoing.

4.12    Properties.

(a)    The real properties owned by, or demised by the leases to, CBCS, CBT and the other Subsidiaries are listed on Schedule 4.12, and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which CBCS remains liable), owned, used or occupied by CBCS, CBT or any other Subsidiary

(b)    CBCS or CBT owns good and marketable title to each parcel of real property identified on Schedule 4.12 as being owned by CBCS or CBT (the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c)    The leases of real property listed on Schedule 4.12 as being leased by CBCS, CBT or another Subsidiary (the “Leased Real Property” and together with the Owned Real Property is hereafter referred to as the “Real Property,” and the Real Property occupied by

CBCS, CBT or another Subsidiary in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) are in full force and effect, and CBCS, CBT or another Subsidiary holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.12. The Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)    Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by CBCS, CBT or any Subsidiary on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. To the Knowledge of CBCS, neither CBCS, CBT nor any other Subsidiary is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither CBCS, CBT nor any other Subsidiary has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property and do not encroach over applicable setback lines. To the Knowledge of CBCS, there are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property

(e)    Each of CBCS, CBT and the other Subsidiaries has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(f)    Except as set forth in Schedule 4.12, all of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of CBCS or CBT are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of CBCS and CBT owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

4.13    Environmental Matters.

(a)    As used in this Section 4.13(a), the following terms have the following meanings:

(i)    “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)    “Environmental Law” means any law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)    “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Environmental Costs or liability under any Environmental Law.

(iv)    “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any governmental entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)    “Regulatory Action” means any litigation with respect to CBCS or any Subsidiary brought or instigated by any governmental entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)    “Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)    No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of CBCS, threatened against CBCS or any Subsidiary.

(c)    The Owned Real Property is not, and to CBCS’s Knowledge the Leased Real Property is not, listed on a List.

(d)    All transfer, transportation or disposal of Hazardous Materials by CBCS, CBT or any other Subsidiary to properties not owned, leased or operated by CBCS, CBT or any other Subsidiary has been in compliance with applicable Environmental Law. CBCS has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)    To CBCS’s Knowledge, no Owned Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)    There has not been any Release of any Hazardous Material by CBCS, CBT or any other Subsidiary, or any person under their respective control, or to the Knowledge of CBCS by any other person, on, under, about, from or in connection with the Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location.

(g)    The Operating Real Property has been so used and operated in compliance with all applicable Environmental Law.

(h)    Each of CBCS, CBT and the other Subsidiaries has obtained all Governmental Authorizations relating to the Environmental Law necessary for the operations of CBCS and each of its Subsidiaries and all such Governmental Authorizations relating to the Environmental Law are listed on Schedule 4.13. To CBCS’s Knowledge, the Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of CBCS, CBT and the other Subsidiaries has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(i)    No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property by CBCS, CBT or any Subsidiary, or to CBCS’s Knowledge, any other person. The Owned Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. No aboveground or underground storage tanks are located on, under or about the Owned Real Property, or have been located on, under or about the Owned Real Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Owned Real Property, such storage tanks have been duly registered with all appropriate governmental entities and are otherwise in compliance with all applicable Environmental Law.

(j)    To CBCS’s Knowledge, no expenditure will be required in order for Heartland, CBT or any CBCS Subsidiary to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Owned Real Property in a manner consistent with the present operation thereof.

(k)    To CBCS’s Knowledge, no Encumbrance has been attached or filed against CBCS or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.14    Tax Matters

(a)    Except as disclosed on Schedule 4.14, each of CBCS and each Tax Affiliate, (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of CBCS and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on CBCS’ books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof
(b)    Each of CBCS and any Tax Affiliate has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c)    There are no Encumbrances for Taxes upon any assets of CBCS or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(d)    Neither CBCS nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)    No deficiency for any Taxes has been proposed, asserted or assessed against CBCS or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by CBCS or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2008, nor is any such Tax audit or other proceeding pending, nor has there been any notice to CBCS or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, or is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of CBCS or any Tax Affiliate. Neither CBCS nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)    No additional Taxes will be assessed against CBCS or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of CBCS or any Tax Affiliate, that would exceed the estimated reserves established on its books of account.

(g)    Schedule 4.14(g) lists all federal, state, local and foreign income Returns filed with respect to CBCS or any Tax Affiliate for taxable periods ended on or after December 31, 2008, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of CBCS and all Tax Affiliates, as filed with the IRS and all state tax jurisdictions for the years ended December 31, 2010, 2011, 2012 and 2013 have been delivered to Heartland.

(h)    Neither CBCS nor any Tax Affiliate has any liability for Taxes in a jurisdiction where it does not file a Return, nor has CBCS or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)    Neither CBCS nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by CBCS or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)    No property of CBCS or any Tax Affiliate is (i) property that CBCS or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k)    Neither CBCS nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(l)    All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by CBCS and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m)    Neither CBCS nor any Tax Affiliate is a party to any Tax allocation or sharing agreement with any entity that is not a Tax Affiliate.

(n)    Neither CBCS, CBT nor any other Subsidiary (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was CBCS) or (ii) has any liability for the Taxes of any Person (other than CBCS, CBT or any other Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)    Neither CBCS, CBT nor any other Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p)    None of the indebtedness of CBCS or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)    Neither CBCS nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(r)    There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of CBCS, CBT or any other Subsidiary would be entitled to receive any payment from CBCS, CBT or any other Subsidiary as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s)    Neither CBCS nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)    Neither CBCS nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u)    Neither CBCS nor any Tax Affiliate has a permanent establishment or otherwise has an office or fixed place of business outside the United States of America.

(v)    Neither CBCS nor any Tax Affiliate has participated in any confidential corporate tax shelter (within the meaning of Treasury Regulation §301.6111-2(a)(2)) or a potentially abusive tax shelter (within the meaning of Treasury Regulation §301.6112-1(b)).

(w)    Neither CBCS nor any Tax Affiliate has a pending private letter ruling from the IRS or any comparable ruling from any other taxing authority.

(x)    Neither CBCS nor any Tax Affiliate has engaged in any transactions that would cause any limitation under Code Section 382.

4.15    Contracts and Commitments

(a)    Schedule 4.15 lists the following Contracts to which CBCS, CBT or any other Subsidiary is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 4.15, the “Material Contracts”):

(i)    any employment, agency, collective bargaining Contract or consulting Contract;

(ii)    any written or oral Contract relating to any severance pay for any person;

(iii)    any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(iv)    any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts,

(v)    any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit CBCS, CBT or any other Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vi)    any stock purchase plan, stock option plan or stock incentive plan;

(vii)    any Contract for capital expenditures in excess of $50,000;

(viii)    any other Contract material to the business of CBCS, CBT and the other Subsidiaries, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)    Except as disclosed on Schedule 4.15(b), (i) each of CBCS, CBT and the other Subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 4.14(b), and neither CBCS nor any Subsidiary is in receipt of any claim of default under any contract or commitment set forth on Schedule 4.15(b), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect; (ii) neither CBCS, CBT nor any other Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment set forth on Schedule 4.15; and (iii) to the Knowledge of CBCS, there has been no cancellation, breach or anticipated breach by any other party to any contract or commitment set forth on Schedule 4.15, except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect.

4.16    Litigation. Schedule 4.16 lists all Litigation pending or, to the Knowledge of CBCS, threatened against CBCS, CBT or any Subsidiary and each Governmental Order to which CBCS, CBT or any other Subsidiary is subject. None of the matters set forth on Schedule 4.16, individually or in the aggregate, will have or could reasonably be expected to have a Material Adverse Effect.

4.17    No Brokers or Finders. Except as disclosed on Schedule 4.17, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of CBCS or any Subsidiary.

4.18    Employees

(a)    Schedule 4.18(a) lists (i) each employee of CBCS, CBT or any other Subsidiary as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) whether such employee is full-time, part-time or on temporary status, (iii) whether such employee is a salaried employee, (iv) the employee’s annual salary, wages and any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), (v) the date of commencement of the employee’s employment, and (vi) the employee’s position. To CBCS’s Knowledge, and except as set forth in Schedule 4.18(a), no executive employee of CBCS, CBT or any other Subsidiary and no group of employees of CBCS or any Subsidiary has any plans to terminate his, her or their employment. Each of CBCS, CBT and the other Subsidiaries has complied in all material respects with all applicable laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. Neither CBCS, CBT nor any other Subsidiary has any labor relations problem pending or, to the Knowledge of CBCS, threatened and its labor relations are satisfactory. There are no workers’ compensation claims pending against CBCS, CBT or any other Subsidiary or, to the Knowledge of CBCS, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims. No employee of CBCS, CBT or any other Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of CBCS.

(b)    Schedule 4.18(b) lists each employee of CBCS, CBT or any Subsidiary as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that CBCS, CBT or any other Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. CBCS, CBT or a Subsidiary received the appropriate notice of approval from the Department with respect to each such Work Permit. Neither CBCS, CBT nor any other Subsidiary has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of CBCS, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Schedule 4.18(b), no employee of CBCS, CBT or any Subsidiary is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the CBCS, CBT or any other Subsidiary hired after November 6, 1986, CBCS or such Subsidiary has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(c)    The employment of all terminated former employees of CBCS, CBT and all other Subsidiaries has been terminated in accordance with any applicable contract terms and applicable law, and neither CBCS, CBT nor any other Subsidiary has any liability under any contract or applicable law toward any such terminated employee. Except as set forth in Schedule 4.18(c), the transactions contemplated by this Agreement will not cause CBCS, CBT or any other Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(d)    All loans that CBCS, CBT or any other Subsidiary have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with CBCS or CBT, and all such loans with a principle balance exceeding $250,000, or that are nonaccrual or on a watch list, are set forth in Schedule 4.18(d).

(e)    Within the last five years, neither CBCS, CBT nor any other Subsidiary has experienced and, to the Knowledge of CBCS, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of CBCS, threatened. No Litigation is pending or, to the Knowledge of CBCS, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)    the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii)    the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)    the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv)    the Office of Federal Contract Compliance or any corresponding state agency; and

(v)    the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation,

and there is no reasonable basis for any such Litigation.

(f)    No employee of CBCS, CBT or any other Subsidiary is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(g)    Each of CBCS, CBT and the other Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(h)    There has been no lay-off of employees or work reduction program undertaken by or on behalf of CBCS, CBT or any other Subsidiary in the past two years, and no such program has been adopted by CBCS, CBT or any other Subsidiary or publicly announced

4.19    Employee Benefit Plans

(a)    Schedule 4.19 sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any CBCS or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of CBCS, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)    Schedule 4.19 sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with CBCS, CBT or any other Subsidiary within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with CBCS, CBT or any other Subsidiary within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of persons providing services to CBCS, CBT or any other Subsidiary as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which CBCS, CBT or any other Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)    CBCS has furnished Heartland with true and complete copies of: (i) the most recent determination letter, if any, received by CBCS, CBT or any other Subsidiary from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)    Schedule 4.19 identifies each employee of CBCS, CBT or any other Subsidiary who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)    With respect to continuation rights arising under federal or state law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.19 identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)    (i) All Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered materially in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of CBCS and the Subsidiaries, including CBT, has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)    (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of CBCS for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, CBCS is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h)    Absence of certain claims. Except as disclosed on Schedule 4.19:

(i)    no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)    the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)    the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of CBCS, CBT or any other Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)    CBCS has not been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Securities and Exchange Commission;

(v)    to CBCS’s Knowledge, neither CBCS, CBT nor any other Subsidiary has any actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating;

(vi)    to CBCS’s Knowledge, neither CBCS, CBT nor any other Subsidiary has any actual or potential liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vii)    with respect to the Plans, to CBCS’s Knowledge neither CBCS, CBT nor any other Subsidiary has any liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

(i)    Except as disclosed on Schedule 4.19:

(i)    all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of CBCS, CBT and any other Subsidiary;

(ii)    no condition, agreement or Plan provision limits the right of CBCS or any Subsidiary to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)    neither CBCS, CBT nor any other Subsidiary has any liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.19, or (B) health care continuation benefits described in Section 4980B of the Code.

(j)    Each Plan, or other nonqualified deferred compensation plan, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder

4.20    Insurance. Schedule 4.20 hereto lists each insurance policy maintained by CBCS, CBT or any other Subsidiary with respect to its properties and assets. Prior to the date hereof, CBCS has delivered to Heartland complete and accurate copies of each of the insurance policies described on Schedule 4.20. All such insurance policies are in full force and effect, and neither CBCS nor CBT is in default with respect to its obligations under any of such insurance policies.

4.21    Affiliate Transactions. Except as set forth on Schedule 4.21, neither CBCS, CBT nor any other Subsidiary, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement or any other agreement with CBCS, CBT or any other Subsidiary (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of CBCS, CBT or any other Subsidiary.

4.22    Compliance with Laws; Permits. Each of CBCS, CBT and the other Subsidiaries is in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including, without limitation, the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the

Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Authority against CBCS, CBT or the other Subsidiaries alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Authority; and no claims have been filed by any such governments or agencies against CBCS, CBT or any other Subsidiary alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Each of CBCS, CBT and the other Subsidiaries holds all of Governmental Authorizations required for the conduct of its business. Neither CBCS, CBT nor any other Subsidiary is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the “Bank Regulators”), nor have any of CBCS, CBT or any other Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

4.23    Administration of Fiduciary Accounts. CBT has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of CBCS, CBT, the other Subsidiaries or any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of CBCS, CBT or the other Subsidiaries and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

4.24    Disclosure. To the Knowledge of CBCS, the representations and warranties of CBCS contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to CBCS which has not been disclosed to Heartland pursuant to this Agreement and the Schedules hereto which would have or would reasonably be expected to have a Material Adverse Effect.

4.25    Regulatory Approvals. As of the date hereof, CBCS is not aware of any fact that would likely result in the regulatory approvals specified in Section 6.2 not being obtained.

4.26    Interest Rate Risk Management Instruments

(a)    Schedule 4.26 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CBCS or CBT is a party or by which any of their properties or assets may be bound. CBCS has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.
(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CBCS or CBT is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of CBCS, in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Each of CBCS, CBT and the other Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the Knowledge of CBCS, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.27    Disclosures in Schedules. Any matter disclosed in any Schedule to this Agreement shall be deemed to have been disclosed in any other Schedule to this Agreement to which it is reasonably apparent such disclosure relates.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1    Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1:

(a)    the business of CBCS, CBT and the other Subsidiaries shall be conducted only in, and neither CBCS, CBT nor any other Subsidiary shall take any action except in, the Ordinary Course of Business and in accordance with all applicable laws, rules and regulations;

(b)    each of CBCS, CBT and the other Subsidiaries will (i) preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as requested by Heartland and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by CBCS in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)    neither CBCS, CBT nor any other Subsidiary shall, directly or indirectly,

(i)    amend or propose to amend its Charter or Bylaws;

(ii)    issue or sell any of its equity securities, securities convertible intoor exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

(iii)    redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in CBCS or any Subsidiary;

(iv)    split, combine or reclassify any outstanding shares of capital stock of CBCS or any Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of CBCS, except that CBT shall be permitted to pay dividends on the shares of common stock of CBT owned by CBCS;

(v)    borrow any amount or incur or become subject to any material liability, except in the Ordinary Course of Business;

(vi)    discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except otherwise in the Ordinary Course of Business;

(vii)    sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property shall not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby

(viii)    cancel any material debt or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)    acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or any Real Estate or assets or deposits that are material to CBCS, except in exchange for debt previously contracted, including OREO;

(x)    other than as set forth on Schedule 4.11, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi)    change any of its methods of accounting in effect on the date of the Latest Balance Sheet Date, other than changes required by GAAP or RAP;

(xii)    cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)    enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)    amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by law or as disclosed on Schedule 4.19;

(xv)    enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b); or

(xvi)    make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with CBT’s lending policies as disclosed to Heartland, and CBT shall not make any agreements or commitments binding it to extend credit in an amount in excess of $500,000, or sell, assign or otherwise transfer any participation in any loan, in each case without prior consultation (as defined below) with Heartland.

5.2    Access to Information; Confidentiality.

(a)    CBCS shall permit and shall cause CBT and the other Subsidiaries to permit Heartland full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of CBCS, CBT and the other Subsidiaries including, without limitation, all books of account (including, without limitation, the general ledgers), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of CBCS, CBT and the other Subsidiaries; provided, however, that (i) the foregoing rights granted to Heartland shall in no way affect the nature or scope of the representations, warranties and covenants of CBCS set forth herein, and (ii) CBCS shall be permitted to keep confidential any information that CBCS reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, CBCS shall cause CBT and the other Subsidiaries to instruct their officers, employees, counsel and accountants to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the business of CBCS, CBT and the other Subsidiaries with the business of Heartland and its affiliates.

(b)    Any confidential information or trade secrets of CBCS, CBT or any other Subsidiary received by Heartland, its employees or agents in the course of the consummation of the Merger or Bank Merger shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Heartland or, at CBCS’s request, returned to CBCS if this Agreement is terminated as provided in Article 8. Such information shall not be used by Heartland or its agents to the detriment of CBCS, CBT or any other Subsidiary.

(c)    In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party.

5.3    Notice of Developments. Each party shall, upon acquiring Knowledge thereof, promptly notify the other party in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any material respect. Except as provided in Section 6.9, no disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4    Certain Loans and Related Matters. CBCS will furnish to Heartland a complete and accurate list as of the end of each calendar month after September 2014, within 15 Business Days after the end of each such calendar month, of (a) all of CBT’s periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of CBT classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $100,000; (e) any current repurchase obligations of CBT with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (f) any standby letters of credit issued by CBT.

5.5    Monthly Financial Statements and Pay Listings. CBCS shall furnish Heartland with CBCS’s and each Subsidiary’s (including CBT’s) balance sheets as of the end of each calendar month after September 2014 and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest Balance Sheet and the Related Statements and on a consistent basis during the periods involved and shall fairly present the financial positions of CBCS and each of the Subsidiaries, respectively, as of the dates thereof and the results of operations of CBCS and each of the Subsidiaries, respectively, for the periods then ended. CBCS shall make available to Heartland with CBCS’s and each Subsidiary’s payroll listings as of the end of each pay period after September 2014, within one week after the end of such pay period.

5.6    Consents and Authorizations. CBCS will use its commercially reasonable efforts to obtain (at no cost or burden to Heartland), prior to Closing, all material Consents (the “Required Consents”) necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, the consent to assignment of those certain trust preferred securities issued by Sheboygan Statutory Trust I from the trustee thereof, and those other consents listed on Schedule 5.6. CBCS will keep Heartland reasonably advised of the status of obtaining the Required Consents.

5.7    Filing of Tax Returns and Adjustments

(a)    CBCS, CBT and the other Subsidiaries shall file (or cause to be filed) at their own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; provided, however, that neither CBCS, CBT nor any other Subsidiary shall file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Heartland; provided, further, that neither CBCS, CBT nor any other Subsidiary shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Heartland. In the event the granting or withholding of such approval by Heartland results in additional Taxes owing for any Tax period ending on or before the Effective Time, liability for such additional Taxes shall not cause any representation of CBCS relating to Taxes to be untrue. CBCS shall provide Heartland with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of CBCS and the Subsidiaries (including returns of all Plans) at least ten days before filing such return or election, and shall reasonably cooperate with any reasonable request by Heartland in connection therewith.

(b)    Heartland, in its sole and absolute discretion and at its sole expense, will file (or cause to be filed) all Tax returns of CBCS, CBT and the other Subsidiaries due after the Effective Time. After the Effective Time, Heartland, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of CBCS, CBT and the other Subsidiaries for all Tax periods.

5.8     No Solicitation

(a)    None of CBCS, CBT nor any other Subsidiary will, and they each will use their best efforts to cause their officers, directors, employees agents and authorized representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding CBCS, CBT or any other Subsidiary to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required CBCS Shareholder Vote, this Section 5.8(a) will not prohibit CBCS from furnishing nonpublic information regarding CBCS , CBT or any Subsidiary to, or entering into discussions or negotiations with, any Person in response to an Acquisition Proposal that the Board of Directors of CBCS has reasonably concluded is likely to result in Superior Proposal that is submitted to CBCS by such Person (and not withdrawn) if (1) neither CBCS, CBT nor any other Subsidiary nor any their respective Representatives have violated any of the restrictions set forth in this Section 5.8, (2) the board of directors of CBCS concludes in good faith, after having consulted with and considered the advice of outside counsel to CBCS, that such action is required in order for the board of directors of CBCS to comply with its fiduciary obligations to CBCS’s shareholders under applicable law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, CBCS gives Heartland written notice of the identity of such Person and of CBCS’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and CBCS receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and (4) at least two business days prior to furnishing any such nonpublic information to such Person, CBCS furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the CBCS to Heartland).

(b)    CBCS will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to CBCS, CBT or any other Subsidiary (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. CBCS will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)    CBCS, CBT and each other Subsidiary will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)    CBCS will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which CBCS, CBT or any other Subsidiary is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland. CBCS will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of CBCS.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    The Bank Merger. To the extent not previously approved, CBCS shall cause the Board of Directors of CBT to approve the Bank Merger within three business days of execution of this Agreement, and shall vote all of the shares of CBT voting stock held by CBT for the Bank Merger. For the avoidance of doubt, the Bank Merger shall occur simultaneous with the Merger, and shall be conditioned upon regulatory approval and upon the Required CBCS Shareholder Vote.

6.2    Filings and Regulatory Approvals. Heartland and CBCS will use all reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, as soon as practicable after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement), all applications or other documents required to obtain Regulatory Approvals and consents from the FDIC and the WDFI for the Bank Merger under the Bank Merger Act, and notification of the FRB of the Merger under the Bank Holding Company Act, and any other applicable regulatory authorities, and provide copies of the non-confidential portions of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement shall be designated as confidential portions of such applications. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.3    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Heartland and CBCS agree that the Determination Balance Sheet shall be adjusted to the extent necessary appropriately to effect the agreements set forth in this Section 6.3.

6.4    Title Insurance and Surveys.

(a)    In preparation for the Closing, as soon as reasonably possible and in no event later than December 31, 2014, CBCS will furnish to Heartland, at CBCS’s expense, with respect to each parcel of Operating Real Property, a title commitment with respect to a title policy conforming to be an ALTA Form 2006 Owner’s Policy of Title Insurance, or an

equivalent policy acceptable to Heartland if the Owned Real Property is located in a state in which an ALTA Owner’s Policy of Title Insurance is not available, issued by a title insurer satisfactory to Heartland insuring marketable fee title in Heartland as of the Closing, subject only to Permitted Encumbrances

(b)    With respect to each parcel of Operating Real Property as to which a title insurance policy is to be procured pursuant to this Section 6.4, CBCS will furnish to Heartland a current survey of the Real Property certified to Heartland and the title insurer prepared by a licensed surveyor in the state in which such parcel is located and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, encroachments, sidewalks, roadways, utility lines, set back lines and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads.

(c)    If (i) any title commitment or other evidence of title, or search of the appropriate real estate records, discloses that any party other than CBCS or CBT has title to any of the Operating Real Property; (ii) any title exception is disclosed in Schedule B to any title commitment that is not one of the Permitted Encumbrances or not one that CBCS specifies when delivering the title commitment to Heartland that CBCS will cause to be deleted from the title commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans, and (B) any exceptions that Heartland reasonably believes could materially and adversely affect Heartland’s use and enjoyment of the Operating Real Property described therein; or (iii) any survey discloses any matter that Heartland reasonably believes could materially and adversely affect Heartland’s use and enjoyment of the Operating Real Property that is Owned Real Property described therein (a “Title Objection”), Heartland will notify CBCS in writing (“Heartland Notice”) of such matters within fifteen (15) Business Days after receiving all of the title commitments for the Operating Real Property. CBCS will use reasonable commercial efforts to cure each Title Objection (other than by payment of money) and take reasonable steps required by the title insurer to eliminate each Title Objection as an exception to the title commitment, or in the event it cannot so eliminate such Title Objection, to procure from the title insurer, at Heartland’s direction and but at CBCS’s expense, title insurance coverage over such Objection on terms acceptable to CBCS and Heartland. Matters not objected to by Heartland or that are insured in the manner aforesaid, will be deemed to be acceptable to Heartland.

(d)    The expenses incurred by CBCS or CBT pursuant to this Section 6.4, including, without limitation, the cost of any surveys, binders or insurance premiums, shall not be considered expenses or liabilities of CBCS for purposes of computing the Adjusted Tangible Shareholders' Equity, the Transaction Costs, or for any other purposes of computing the Aggregate Merger Consideration, and to the extent deducted from the Adjusted Tangible Assets in accordance with GAAP at the Determination Date shall, for purposes of such calculation, be added back to Adjusted Tangible Assets.

6.5    Shareholder Approval; Registration Statement

(a)    CBCS shall call a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement (as defined in Section 6.5(b)) is declared effective. The Board of Directors of CBCS shall recommend that the shareholders approve this Agreement and the Merger (the “Board Recommendation”), and shall use its best efforts (including, without limitation, soliciting proxies for such approval) to obtain the Required CBCS Shareholder Vote, and (ii) the Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the board of directors of CBCS or any committee thereof to withdraw or modify the Board Recommendation in a manner adverse to CBCS may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required CBCS Shareholder Vote, the CBCS Board of Directors may withhold, withdraw, qualify or modify the Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8 of this Agreement, if the CBCS Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be likely to result in a breach of fiduciary duties under applicable law (a “Change of Board Recommendation”). In determining whether to make a Change of Board Recommendation in response to a Superior Proposal or otherwise, the CBCS Board of Directors shall take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)    For the purposes of (i) holding the Shareholder Meeting and (ii) registering Heartland Common Stock to be issued to shareholders of CBCS in connection with the Merger with the SEC and with applicable state securities authorities, Heartland shall prepare, with the cooperation of CBCS, a registration statement on Form S-4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which shall include a prospectus/proxy statement satisfying all applicable requirements of the 1933 Act, the Exchange Act and applicable Blue Sky Laws (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”).

(c)    Heartland shall furnish such information concerning Heartland as is necessary in order to cause the Prospectus/Proxy Statement and the Registration Statement, insofar as they relate to Heartland, to be prepared in accordance with Section 6.5(b). Heartland agrees promptly to notify CBCS if at any time prior to the Shareholder Meeting any information provided by Heartland in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)    CBCS shall furnish Heartland with such information concerning CBCS, CBT and the Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement and the Registration Statement, insofar as it relates to CBCS, CBT and the Subsidiaries, to be prepared in accordance with Section 6.5(b), including, without limitation, the opinion of counsel as to tax matters required to be filed as an exhibit thereto. CBCS agrees promptly to notify Heartland if at any time prior to the Shareholder Meeting any information provided by CBCS in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(e)    Heartland shall promptly, and in any event within ten days of receipt from CBCS pursuant to Section 6.5(d) of all portions of such Registration Statement requiring information relating to CBCS, CBT and the other Subsidiaries, file the Registration Statement with the SEC and applicable state securities agencies. Heartland shall use reasonable efforts to cause (a) the Registration Statement to become effective under the 1933 Act and applicable Blue Sky Laws at the earliest practicable date and (b) the shares of Heartland Common Stock issuable to the shareholders of CBCS to be authorized for listing on The NASDAQ Global Select Market or other national securities exchange. CBCS hereby authorizes Heartland to utilize in the Registration Statement the information concerning CBCS, CBT and the Subsidiaries provided to Heartland for the purpose of inclusion in the Prospectus/Proxy Statement. Heartland shall advise CBCS promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland shall furnish CBCS with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a “prospectus” relating to the Merger within the meaning of the 1933 Act.

(f)    Heartland shall bear the costs of all SEC filing fees with respect to the Registration Statement, the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary, and the costs of listing the shares of Heartland Common Stock on The NASDAQ Global Select Market or other national securities exchange. Heartland shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to CBCS shareholders. Heartland and CBCS shall each bear their own legal and accounting expenses in connection with the preparation of the Prospectus/Proxy Statement and the Registration Statement.

6.6    Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Determination Date, CBT shall, consistent with GAAP, establish such additional accruals and reserves as Heartland indicates are necessary to conform CBT’s accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to CBT from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of CBT’s business following the Merger and to provide for the costs and expenses relating to the consummation by CBT of the transactions contemplated by this Agreement (the “Heartland Accruals”), provided, however, that any such Heartland Accruals and reserves shall not affect the determination of the Merger Consideration pursuant to Section 2.3, and accordingly the Merger Consideration will be determined based on Adjusted Tangible Shareholders Equity as of the Determination Date without giving effect to any Heartland Accruals.

6.7    Employee Matters

(a)    General. Subject to the following agreements, after the Effective Time, Heartland shall have the right to continue, amend, merge or terminate any of the Plans in accordance with the terms thereof and subject to any limitation arising under applicable law, including tax qualification requirements. Until Heartland shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of CBCS, CBT or any Subsidiary who have any present or future entitlement to benefits under any of the Plans (“CBCS Employees”).

(b)    Limitation on Enforcement. This Section 6.7 is an agreement solely between CBCS and Heartland. Nothing in this Section 6.7, whether express or implied, confers upon any employee of CBCS, CBT, any Subsidiary or Heartland or any other person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 6.7. Each CBCS Employee will be eligible to continue to participate in Heartland's health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 6.7(b) or elsewhere in this Agreement will limit the right of Heartland, or any of its Subsidiaries to amend or terminate any such health, vacation or other employee benefit plan at any time. With respect to employee benefit plans, if any, of Heartland or its Subsidiaries in which CBCS Employees become eligible to participate after the Closing Date (the "Heartland Plans"), Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable CBCS Employee would have been entitled to coverage under the corresponding Benefit Plan in which such CBCS Employee was an active participant immediately prior to his or her transfer to Heartland Plan; (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Benefit Plan in which such CBCS Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) provided CBCS’s insurance company provides information related to the amount of such credit that is available to Heartland, provide each CBCS Employee with credit for deductibles paid by such CBCS Employee prior to his or her transfer to Heartland Plan (to the same extent such credit was given under the analogous Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) recognize service of the CBCS Employees with CBCS or CBT (or their respective predecessors) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the CBCS Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Benefit Plan prior to such transfer; provided, however, that the foregoing will not apply to the extent it would result in duplication of benefits.

(c)    Designated Agreements. It is the intention of CBCS that it will either (i) pay to each of the Designated Executives in lump sum, an amount necessary to extinguish any executory obligations to make payments under the Designated Agreements and record such payments as expenses as of a date prior to the Determination Balance Sheet, (ii) deposit sums in a Rabbi Trust adequate to pay all of the executory payment obligations under the Designated Agreements as they become due, and record such deposit as an expense (and not include sums held in such Trust as assets) as of a date prior to the Determination Balance Sheet, or (iii) accrue for the aggregate payments due and to become due under the Designated Agreements, as discounted to present value as set forth in Confidential Schedule 1 (and only to the extent not previously accrued), as of a date prior to, and reflected in, the Designated Balance Sheet. If, but only if CBCS has not extinguished its obligations and the obligations of each of its Subsidiaries, under the Designated Agreements in accordance with clause (i) or (ii), the aggregate costs with respect to such Designated Agreements set forth in the attached Confidential Schedule 1 have been properly accrued and accounted for in the Determination Balance Sheet, or subtracted as Severance Costs from Adjusted Tangible Assets as provided herein, and regardless of such accrual, the obligations of Heartland to assume any Retiree Health Benefits under the Desigated Agreements have been extinguished or amended to the satisfaction of Heartland, then, in accordance with the Merger, Heartland shall assume the obligations to the Designated Executives under the Designated Agreements.

6.8    Tax Treatment. None of CBCS, CBT, the other Subsidiaries nor Heartland shall take any action which would disqualify the Merger as a “reorganization” that would be tax-free to the shareholders of CBCS pursuant to Section 368(a)(1)(A) of the Code.

6.9    Updated Schedules. As of a date 15 Business Days prior to the Effective Date and on the Effective Date, CBCS shall modify any Schedule to this Agreement or add any Schedule or Schedules hereto for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by CBCS subsequent to the date any Schedule was previously delivered by CBCS to Heartland. If any disclosure in any such Schedule supplement or update is of the type that would permit Heartland to terminate this Agreement pursuant to Section 8.1(d)(ii) but Heartland fails to do so within ten (10) Business Days of its receipt of such Schedule supplement or update, then Heartland shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and to have accepted such supplement or update as if it was part of the Schedule delivered upon execution of this Agreement.

ARTICLE 7
CONDITIONS

7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    Regulatory Approvals. The Regulatory Approvals shall have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that Heartland reasonably believes will materially restrict or limit the business or activities of Heartland, CBCS or the Subsidiaries or have a Material Adverse Effect.

(b)    No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)    No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

(d)    Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced,

promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from CBCS, any Subsidiary, Heartland or any of Heartland’s subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of CBCS or any Subsidiary or of Heartland or any of its subsidiaries, or to compelling Heartland or any of its subsidiaries or CBCS or any Subsidiary to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its subsidiaries or of CBCS or any Subsidiary, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of CBCS or any Subsidiary.

(e)    No Termination. No party hereto shall have terminated this Agreement as permitted herein.

(f)    Shareholder Approval. The Merger shall have been approved by the Required CBCS Shareholder Vote.

(g)    Registration Statement. The registration statement on Form S-4 referred to in Section 6.5 shall have been declared and shall remain effective and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC. The shares of Heartland Common Stock issuable to the shareholders of CBCS shall have been authorized for listing on The NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.

7.2    Additional Conditions to Obligation of CBCS. The obligation of CBCS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Warranties. The representations and warranties set forth in article 3 (i) that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)    Agreements. Heartland shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officer’s Certificate. Heartland shall have furnished to CBCS a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer shall certify to the conditions set forth in Sections 7.2(a) and (b).

(d)    Heartland Secretary’s Certificate. Heartland shall have furnished to CBCS (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to CBCS that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Change in Control of Heartland. Heartland shall not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)    Legal Opinion. CBCS shall have received an opinion of Reinhart Boerner Van Deuren s.c., or other counsel that is, in the judgment of Heartland, reputable, that the transactions contemplated by this Agreement will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(g)    Other Materials. CBCS shall have received the materials set forth in Section 2.8(b).

7.3    Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Compliance. The representations and warranties set forth in article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)    Agreements. CBCS shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officers’ Certificate of CBCS. CBCS shall have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of CBCS, dated as of the

Effective Time, in which such officers shall certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)    CBCS Secretary’s Certificate. CBCS shall have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of CBCS necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of CBCS by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Dissenting Shares. The total number of Dissenting Shares shall be no greater than six percent (6.0%) of the number of outstanding shares of CBCS Common Stock.

(f)    Required Consents. Each Required Consent will have been obtained and be in full force and effect and such actions as Heartland’s counsel may reasonably require will have been taken in connection therewith.

(g)    Designated Agreements. The Retiree Health Benefits under the Designated Agreements shall have been fully paid and extinguished, or the obligation of Heartland, as successor to CBCS, to pay any Retiree Health Benefits under the Designated Agreements shall have been eliminated, amended or qualified to Heartland’s satisfaction (and in its absolute discretion).

(h)    Title Matters. Heartland will have received and will have been reasonably satisfied with the title commitments described in Section 6.4 and all timely delivered Title Objections shall have been resolved to its reasonable satisfaction;

(i)    Transaction Costs. Heartland shall have received proof satisfactory to it that CBCS has paid or fully accrued for as of the Determination Date all of the Transaction Costs, or otherwise caused all Transaction Costs to be reflected in the calculation of Aggregate Merger Consideration; and

(j)    Other Materials. Heartland shall have received the materials set forth in Section 2.8(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1    Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)    by mutual consent of the boards of directors of Heartland and CBCS;

(b)    by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)    by CBCS if:

(i)    the Closing has not occurred by March 31, 2015 (the “Termination Date”); provided that CBCS will not be entitled to terminate this Agreement pursuant to this clause (c)(i) if (x) CBCS's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) CBCS has refused, after satisfaction of the conditions set forth in Section 7.2, to close in accordance with Section 2.8 or (z) the circumstances or events underlying the termination rights set forth in clauses (c)(iii) or (c)(iv) of this Section 8.1 shall have occurred;

(ii)    Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by CBCS to Heartland;

(iii)    at the CBCS Shareholders’ Meeting, this Agreement shall not have been duly adopted by the Required CBCS Shareholder Vote;

(iv)    (A) CBCS will have delivered to Heartland a written notice of the intent of CBCS to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five business days have elapsed following delivery to Heartland of such written notice by CBCS, (C) during such five business-day period CBCS has fully cooperated with Heartland, including, without limitation, informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of the CBCS will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) CBCS pays to Heartland the termination fee in accordance with Section 8.4, and (F) the Company will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of the Company will have resolved to do so;

(v)    any of the conditions set forth in Section 7.2 will have become impossible to satisfy (other than through a failure of CBCS to comply with its obligations under this Agreement); or

(vi)    if the Average Closing Price is $32.00 or greater.

(d)    by Heartland if:

(i)    the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) Heartland's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Section 7.3, to close in accordance with Section 2.8

(ii)    CBCS, CBT or any Subsidiary will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to CBCS;

(iii)    the Board of Directors of CBCS shall make a Change of Board Recommendation;

(iv)    CBCS shall have failed to take a vote of shareholders as a result of an intentional breach of Section 6.5(a), 6.5(a)and at least 20 days shall have passed since the Registration Statement containing the proxy statement/prospectus relating to the shareholder meeting shall have been declared effective and remained available for use in connection with the CBCS Shareholder Meeting (in each case, other than as a result of Heartland’s failure to comply fully with its obligations under this Agreement);

(v)    at the CBCS Shareholders’ Meeting, this Agreement shall not have been duly adopted by the Required CBCS Shareholder Vote; or

(vi)    if the Average Closing Price is $20.00 or less.

8.2    Effect of Termination. Except as provided in Sections 8.3 and 8.4, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Heartland, CBCS or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein shall relieve any party from liability for the willful and intentional breach of any of its covenants or agreements set forth in this Agreement.

8.3    Expenses. Except as provided in this Sections 8.3 and 8.4, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(c)(iii), 8.1(d)(v), or by Heartland pursuant to Section 8.1(d)(ii) because of an intentional and material breach of Section 5.8, then CBCS shall pay to, within five Business Days of presentation from time to time by Heartland of any invoice for the same, all Expenses incurred by Heartland. “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

8.4    CBCS Termination Payments. If this Agreement is terminated by CBCS pursuant to 8.1(c)(iv), by Heartland pursuant to Sections 8.1(d)(iii) or 8.1(d)(iv), or by Heartland pursuant to Section 8.1(d)(ii) because of an intentional and material breach of Section 5.8, then CBCS shall pay to Heartland (in addition to any payment that may be due under Section 8.3), a termination fee of $2,000,000. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that, in the event the termination fee is paid by CBCS pursuant to this Section 8.4, the termination fee shall be Heartland’s sole and exclusive remedy for monetary damages under this Agreement.

8.5    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

8.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with CBCS, CBT or any other Subsidiary, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland determines and approves. Heartland will have the right to be present for any in-Person announcement by CBCS. Unless consented to by Heartland or required by Law, CBCS will keep, and will cause each of its Subsidiaries to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

if to Heartland:

1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone: (563) 589-1994
Fax: (563) 589-1951

Attention:	David Horstmann, Executive Vice President; and

Michael Coyle, General Counsel
e-mail:	davidhorstmann@htlf.com
mcoyle@htlf.com

with a copy to:

Dorsey & Whitney LLP
Pillsbury Center South
220 South Sixth Street
Minneapolis, Wisconsin 55402
Attention: Thomas Martin
Fax: (612) 340-8706
e-mail: martin.tom@dorsey.com

if to CBCS:
Community Banc-Corp. of Sheboygan, Inc.
604 North 8th Street
Sheboygan, Wisconsin 53081
Attention: Anthony L. Jovanovich
Chairman and Chief Executive Officer
e-mail: AJovanovich@communitybankandtrust.com

with a copy to:
Reinhart Boerner Van Deuren s.c.
1000 N. Water Street, Suite 1700
Milwaukee, WI 53202
Attention: James Bedore
Fax: (414) 298-8097
Email: jbedore@reinhartlaw.com
All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.
9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5    Schedules. The Schedules correspond to the specific sections contained in Article 4. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies in the corresponding schedule the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. In the event of any inconsistency between the statements in this Agreement and statements in a Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded.

9.6    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8    Complete Agreement. This Agreement contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. CBCS acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.9    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of CBCS, CBT and the other Subsidiaries, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Investigation of Representations, Warranties and Covenant. No investigation made by or on behalf of the parties hereto or the results of any such investigation shall constitute a waiver of any representation, warranty or covenant of any other party.

9.13    No Survival of Representations. The representations, warranties and covenants made by CBCS and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on, and shall have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly elected and authorized officers.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller, Chairman and Chief Executive Officer

COMMUNITY BANC-CORP. OF SHEBOYGAN, INC.

By:	/s/ Anthony L. Jovanovich
Anthony L. Jovanovich, Chairman and Chief Executive Officer